                                                                   Exhibit 10.32
                                CREDIT AGREEMENT

         THIS AGREEMENT is entered into as of September 27, 2001, by and between eFUNDS CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

         Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                    ARTICLE I

                                  CREDIT TERMS


         SECTION 1.1.      LINE OF CREDIT.

         (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including September 26, 2002 (the "Maturity Date"), not to exceed at any time the aggregate principal amount of Twenty Million Dollars ($20,000,000) ("Line of Credit"), the proceeds of which shall be used for working capital purposes, capital expenditures and other lawful corporate purposes, including acquisitions otherwise permitted hereunder. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

         (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Seven Million Dollars ($7,000,000). During the term of this Agreement each application for a letter of credit submitted by Borrower to Bank shall be presumed to have been issued under this Agreement. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term designated by Borrower; provided, however, that no Letter of Credit shall have an expiration date subsequent to the Maturity Date. The undrawn amount of all outstanding Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each draft paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided, however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. To the extent any provision of any Letter of Credit, Letter of Credit reimbursement agreement, application or any related documents required by Bank in connection with the issuance of the Letters of Credit conflicts with any provision of this Agreement, this Agreement shall control.

         (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Each request for a borrowing shall be made by Borrower pursuant to a borrowing request substantially in the form of Exhibit C attached hereto (a "Borrowing Request").

         SECTION 1.2.      INTEREST/FEES.

         (a) Interest. The outstanding principal balance of each advance shall bear interest at the rates of interest set forth in the Line of Credit Note. The amount of each draft paid under any Letter of Credit shall bear interest from the date such draft is paid to the date such amount is fully repaid by Borrower at the rate of interest applicable to Prime Rate advances under the Line of Credit Note.

         (b) Upfront Fee. Borrower shall pay to Bank a non-refundable upfront fee in an amount equal to 0.25% of Bank's commitment amount, which fee shall be due and payable in full on the date this Agreement is executed (the "Closing Date").

         (c) Facility Fee. Borrower shall pay to Bank a non-refundable facility fee on Bank's average daily commitment amount determined in accordance with the grid set forth below and based upon the average daily usage (including advances and Letters of Credit) of the Line of Credit during such period:


                  % Utilization                                    Facility Fee
                  -------------                                    ------------
                  less than 1/3                                       0.500%

                  greater than or equal to 1/3 to, less than 2/3      0.375%

                  greater than or equal to 2/3                        0.250%

The Facility Fee shall be calculated on the basis of a 360-day year, actual days elapsed, and shall be payable quarterly in arrears on the last day of March, June, September and December, commencing December 31, 2001.

         (d) Letter of Credit Fees. (i) Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

                  (ii) In addition to the foregoing, Borrower shall pay to Bank letter of credit fees on the average daily face amount of outstanding Letters of Credit during each calendar quarter, calculated at a per annum rate equal to the Applicable Margin for LIBOR advances (as such term is defined in the Line of Credit Note) in effect for advances from time to time. Such fee shall be calculated on the basis of a 360-day year, actual days elapsed, and shall be payable quarterly in arrears on the last day of March, June, September and December, commencing December 31, 2001.

                 SECTION 1.3. GUARANTY. All indebtedness of Borrower to Bank shall be guaranteed jointly and severally by Chex Systems, Inc., Deposit Payment Protection Services, Inc. and eFunds IT Solutions Group Inc. (each, an "Obligor"), as evidenced by and subject to the terms of a guaranty in substantially the form of Exhibit B attached hereto (the "Guaranty").



                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

         SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

         SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

         SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Obligor of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificates of Incorporation or By-Laws of Borrower or any Obligor, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Obligor is a party or by which Borrower or any Obligor may be bound.

         SECTION 2.4. LITIGATION. There are no pending, or to Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower or any Obligor other than those disclosed by Borrower to Bank in writing prior to the date hereof.

         SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated December 31, 2000, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except as otherwise permitted by Bank in writing.

         SECTION 2.6. TAX RETURNS. Borrower has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

         SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

         SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required, if any, necessary to enable it to conduct the business in which it is now engaged in material compliance with applicable law.

         SECTION 2.9. ERISA. Borrower and each Obligor is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower and each Obligor has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Obligor; Borrower and each Obligor has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any Obligor is in default on any obligation for borrowed money or any purchase money obligation. Neither Borrower nor any Obligor is in default on any other material lease, commitment, contract, instrument or obligation (each of the foregoing, a "Material Contract").

         SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

         SECTION 2.12. GOVERNMENT APPROVAL, REGULATION, ETC. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required for the due execution, delivery or performance by Borrower of this Agreement or the other Loan Documents. Neither Borrower nor any of its subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 2.13. SUBSIDIARIES. Borrower has no subsidiaries or joint ventures, except those subsidiaries and joint ventures which are identified in
Schedule 3 attached hereto.

         SECTION 2.14. ACCURACY OF INFORMATION. All factual information (which shall not include projections) heretofore or contemporaneously furnished by or on behalf of Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Borrower to the Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified (except with respect to the financial statements of Borrower, which will fairly present the financial condition of the entities covered thereby as of the date thereof) and, with respect to information provided prior to the execution of this Agreement, as of the date of execution and delivery of this Agreement by the Bank, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

         SECTION 2.15. INTELLECTUAL PROPERTY. To the knowledge of Borrower, Borrower and each Obligor has all necessary patents, patent rights, license agreements, trademarks, trademark rights, trade names, trade name rights, copyrights, and franchise agreements in order for them to operate their businesses substantially as now operated, as the case may be, without conflict, with the rights of third persons, except where the failure to obtain same could not reasonably be expected to have a material adverse effect on Borrower or such Obligor, and all of same are valid and subsisting, except where such lack of validity or subsistence could not reasonably be expected to have a material adverse effect on Borrower or such Obligor. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower or such Obligor. Neither Borrower nor any Obligor has been charged or, to Borrower's knowledge, is threatened to be charged with any infringement of, nor has any of them infringed on any unexpired registered domestic trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any person, which charge or threat could reasonably be expected to have a material adverse effect on Borrower.

         SECTION 2.16.     SOLVENCY.  Borrower and each Obligor is solvent.

         SECTION 2.17. ASSETS. Borrower and each Obligor owns good and marketable title to all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all liens, charges or claims except such liens existing on the date hereof and described on Schedule 1 hereof and those permitted under Section 5.8.

         SECTION 2.18. MARGIN REGULATION. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.



                                   ARTICLE III

                                   CONDITIONS

         SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

         (a) Resolutions, etc. Bank shall have received from Borrower and each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such entity and (ii) a certificate, dated the Closing Date and substantially in the form of Exhibit D attached hereto, duly executed and delivered by such entity's Secretary or Assistant Secretary as to

                  (i) resolutions of each such entity's Board of Directors then in full force and effect authorizing, to the extent relevant, all aspects of the financing contemplated hereby applicable to such entity and the execution, delivery and performance of each document to be executed by such entity and the transactions contemplated hereby and thereby;

                  (ii) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document to be executed by such entity (each such officer, an "Authorized Officer"); and

                  (iii) the full force and validity of each organizational document of such entity and copies thereof;

upon which certificates Bank may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary, of any such entity canceling or amending the prior certificate of such entity.

         (b) Closing Date Certificate. Bank shall have received a Closing Date certificate duly executed and delivered by an Authorized Officer of Borrower, in which certificate Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of Borrower as of such date. All documents and agreements required to be appended to the Closing Date certificate shall be in form and substance satisfactory to Bank.

         (c) Closing Fees, Expenses, etc. Bank shall have received all fees, costs and expenses due and payable pursuant to Section 1.2(b) and Section 7.3.

         (d) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                  (i)      this Agreement;

                  (ii)     the Line of Credit Note;

                  (iii)    the Guaranty; and

                  (iv) opinions, dated the Closing Date from counsel to Borrower and Obligors.

         (e) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

         (f) Termination of Bank of America Agreement. Bank shall have received from Borrower a notice of termination with respect to the Credit Agreement, dated as of December 29, 2000 between Borrower and Bank of America, National Association, and this Agreement shall not become effective until such termination shall have become effective.

         SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

         (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

         (b) Documentation. Bank shall have received a duly-executed Borrowing Request or application for a Letter of Credit, as the case may be, together with such additional documents which may be required in connection with such extension of credit.

                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

         Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each of its subsidiaries to, unless Bank otherwise consents in writing:

         SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

         SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable prior notice to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and the Obligors.

         SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

         (a) not later than one hundred five days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by Deloitte and Touche or any nationally recognized firm of independent public accountants subsequently selected by Borrower, including therein a consolidated and consolidating balance sheet of Borrower as of the end of such fiscal year and consolidated and consolidating statements of earnings and cash flows of Borrower for such fiscal year;

         (b) not later than fifty days after and as of the end of each of the first three fiscal quarter of each fiscal year, a consolidated balance sheet of Borrower as of the end of such fiscal quarter, and consolidated statements of earnings and cash flows of Borrower for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified as complete and correct by an Authorized Officer of Borrower;

         (c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate in substantially the form of Exhibit E attached hereto of an Authorized Officer of Borrower that said financial statements are accurate, that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default and showing compliance with the financial covenants in Section 4.8;

         (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than registration statements on Form S-8 (or any successor form)) which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934;

         (e) promptly notify Bank of the occurrence of any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default (a "Default");

         (f) promptly notify Bank of any matter that has resulted in a material adverse effect, including (i) any dispute, litigation, investigation, proceeding or suspension between Borrower and any governmental authority, (ii) the commencement of, or any material development in, any material litigation or proceeding affecting Borrower, including pursuant to any applicable environmental laws, (iii) any change in the name or the organizational structure of Borrower or its subsidiaries; (iv) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (v) any change in Borrower's fiscal year; and

         (g) promptly, such additional information regarding the business, financial or corporate affairs of Borrower as Bank may from time to time reasonably request.

         SECTION 4.4. COMPLIANCE. Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or any Obligor is organized and/or which govern Borrower's or such Obligor's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

         SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and each Obligor, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

         SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's and each Obligor's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

         SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any Obligor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or any Obligor has made adequate provision, for eventual payment thereof in the event Borrower or such Obligor is obligated to make such payment.

         SECTION 4.8. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles ("GAAP") consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending September 30, 2001:

         (a) Debt divided by Capitalization not at any time greater than 0.25 to
1.0. For purposes hereof, "Debt" means, for the Borrower and its subsidiaries,
(i) all indebtedness or other obligations of Borrower or its subsidiaries for borrowed money, or for the deferred purchase price of property or services (acquired or obtained other than on normal trade credit terms); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all contingent and non-contingent reimbursement and other obligations of Borrower or its subsidiaries in respect of letters of credit, bankers acceptances, surety bonds and all net obligations in respect of interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products; (iv) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (v) all obligations under so-called synthetic leases; and (vi) all obligations of another person of the types referred to in clauses (i) through (v) guaranteed directly or indirectly in any manner by Borrower or its subsidiaries. For purposes hereof, "Capitalization" is defined as the aggregate of total stockholders' equity of Borrower plus Debt.

         (b) Leverage Ratio not less than 2.0 to 1.0 as of each fiscal year end, with "Leverage Ratio" defined as Debt divided by "EBITDA", with "Debt" as defined above and with "EBITDA" defined as Borrower and its subsidiaries' net profit before tax plus interest expense, depreciation expense and amortization expense.

         SECTION 4.9. ADDITIONAL GUARANTORS. Within 5 business days after the acquisition or creation of a domestic operating subsidiary, Borrower shall cause each such subsidiary to execute, deliver and become a party to the Guaranty or any amendments thereto.



                                    ARTICLE V

                               NEGATIVE COVENANTS

         Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not permit any of its subsidiaries to, without Bank's prior written consent:

         SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

         SECTION 5.2. CAPITAL EXPENDITURES. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business and other capital expenditures not in excess of an aggregate of $50,000,000 in any fiscal year.

         SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Debt except for (i) existing Debt (exclusive of that certain letter of credit issued by Bank of America in the face amount of $4,000,000 that is being replaced with a Letter of Credit issued hereunder) in an aggregate principal amount not to exceed $20,000,000 as set forth on Schedule 2, (ii) the liabilities of Borrower and Obligors to Bank and (iii) other Debt in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

         SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of its business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, except to the extent permitted by Section 5.6; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of its assets except (i) in the ordinary course of its business, (ii) mergers between Borrower and its subsidiaries so long as Borrower is the survivor thereof, (iii) mergers between subsidiaries of Borrower; provided, that if any Obligor is a party thereto, such Obligor is the survivor thereof, (iv) transfers of assets to Borrower or any Obligor or (v) transfers of assets to subsidiaries of Borrower that are not Obligors in an aggregate amount not to exceed $10,000,000 for all such transfers in any twelve month period.

         SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of it as security for, any liabilities or obligations of any other person or entity, except any of the foregoing (i) in favor of Bank and (ii) existing as of, and set forth on
Schedule 2.

         SECTION 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except investments in, or acquisitions of, entities that are in the same line of business as Borrower in an aggregate amount not to exceed $10,000,000 for any one transaction or $20,000,000 for all such transactions in any twelve month period; provided that both before and after giving effect thereto no Default or Event of Default shall then be continuing, and except for consummation of the transactions contemplated by that certain Interest Purchase Agreement, dated as of August 31, 2001, by and between Borrower and ATM Holding, Inc.

         SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire (except as permitted under the Company's stock option plan), any shares of any class of Borrower's stock now or hereafter outstanding.

         SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of its assets now owned or hereafter acquired, except any of the foregoing (i) in favor of Bank,
(ii) which is existing as of, and disclosed on Schedule 1 but in no event in excess of $5,000,000 or (iii) securing indebtedness not to exceed an aggregate of $15,000,000 outstanding at any time.

         SECTION 5.9. FISCAL YEAR. Change its fiscal year.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

         SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

         (a) Borrower shall fail to pay (i) when due any principal under this Agreement, or (ii) within three business days of the date when the same are required to be paid, any interest, fees or other amounts payable under any of the Loan Documents.

         (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

         (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of ten (10) days from its occurrence.

         (d) Any (i) default in the payment of any obligation, or any defined event of default as a result of a failure to make a payment, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Obligor has incurred any Debt in excess of $2,500,000 and
(ii) other default (other than a payment default) in the performance of any obligation, or any defined event of default (other than a payment default), under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Obligor has incurred any Debt in excess of $2,500,000 if the effect of such default or event of default is to accelerate all or any portion of such Debt.

         (e) Any default in the performance of any obligation, or any defined event of default, under any Material Contract if such default results in the other party thereto exercising its remedies under such contract and if the reasonably anticipated liability of Borrower and its subsidiaries exceed $5,000,000.

         (f) Borrower or any Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Obligor and the same is not dismissed within 60 days of such filing or commencement, or Borrower or any such Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

         (g) Any Loan Document, in whole or in any material part, terminates, ceases to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower or any Obligor party thereto or Borrower or any Obligor shall, directly or indirectly, contest in any name such effectiveness, validity, binding nature or enforceability.

         (h) Any final judgment or order for the payment of money individually or in aggregate in excess of $5,000,000 shall be rendered against Borrower or any Obligor.

         (i) The institution of any steps by Borrower or any Obligor to terminate a Plan if, as a result of such termination, the Borrower or such Obligor could be required to make contribution to such Plan, or could reasonably expect to incur liability or obligation or to such Plan, in excess of $5,000,000; or a contribution failure occurs with respect to any Plan sufficient to give rise to a lien under section 302(f) of ERISA.

         (j) The dissolution or liquidation of Borrower or any Obligor; or Borrower or any such Obligor, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Obligor.

         (k) The acquisition of beneficial ownership, directly or indirectly, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower.

         (l) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in substantial or material portion of the assets of Borrower, other than as permitted by Section 5.4.

         SECTION 6.2. REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents (including all Letters of Credit, whether or not any beneficiary shall have presented the drafts to draw under such Letters of Credit), any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. During the continuance of any Event of Default, upon the request of Bank, Borrower shall deposit with

Bank in same day funds an amount equal to the face amount of all outstanding Letters of Credit, which funds shall be held by Bank as cash collateral for Borrower's obligations hereunder. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.



                                   ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

         BORROWER: Until November 1, 2001:

                           eFunds CORPORATION
                           7272 East Indian School Road
                           Suite 420
                           Scottsdale, Arizona 85251
                           Facsimile:  602-659-2175
                           Attention:  Chief Financial Officer

                           After November 1, 2001:

                           Gainey Ranch Center II
                           Suite 300
                           8501 N. Scottsdale Road
                           Scottsdale, Arizona 85253
                           Facsimile:
                           Attention:  Chief Financial Officer

         BANK:             WELLS FARGO BANK, NATIONAL ASSOCIATION
                           707 Wilshire Boulevard, 16th Floor
                           Los Angeles, CA  90017
                           Facsimile:  213-614-5242
                           Attention: Ms. Joan Radell

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon confirmation of receipt.

         SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all out-of-pocket payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees), expended or incurred by Bank in connection with
(a) the negotiation and preparation of this Agreement and the other Loan Documents (which attorneys' fees shall not exceed $20,000), and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

         SECTION 7.4. INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Line of Credit and Letters of Credit or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Bank exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations of Borrower under the Loan Documents.

         SECTION 7.5. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank may, with the approval of Borrower (which approval of Borrower shall not be unreasonably withheld), assign all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents; provided, however, no such approval shall be required (i) if such assignment is made to an affiliate of Bank or (ii) upon the occurrence of or the continuance of an Event of Default. Bank may, without the consent of, or notice to, Borrower, sell participations to one or more banks (a "Participant") all or a portion of Bank's rights and obligations under this Agreement; provided, that (i) Bank's obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to Borrower for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement. Any agreement or instrument pursuant to which Bank sells such a participation shall provide that Bank shall retain the sole right to enforce this Agreement; provided that such agreement or instrument may provide that Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant,
(ii) reduce the principal, interest or fees payable to such Participant or (iii) release any Obligor from the Guaranty. In connection with any proposed participation, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto or Borrower or its business, any Obligor hereunder or the business of such Obligor.

         SECTION 7.6. INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, save and hold harmless Bank and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any person relating directly or indirectly to a claim, demand, action or cause of action that such person asserts or may assert against Borrower or any Obligor under any Guaranty (the "Loan Party"), any affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the obligations hereunder) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the commitments hereunder, the use or contemplated use of the proceeds of any advance or Letter of Credit, or the relationship of any Loan Party and Bank under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any governmental authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including attorney costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the commitments and repayment of all the other obligations under this Agreement.

         SECTION 7.7. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

         SECTION 7.8. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         SECTION 7.9. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 7.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         SECTION 7.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         SECTION 7.12. ARBITRATION.

         (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

         (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

         (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

         (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

         (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

         (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

         (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                     Bank:

                                     WELLS FARGO BANK,
                                     NATIONAL ASSOCIATION


                                     By:  /s/ Beth Filippon
                                          -----------------------
                                     Title: Vice President
                                            ---------------------


                                     Borrower:


                                     eFUNDS CORPORATION


                                     By:  /s/ Paul H. Bristow
                                         -----------------------------------
                                     Title: Executive Vice President and CFO
                                            --------------------------------

                                   SCHEDULE 1

                                 Existing Liens


$1,500,000 Continuing Guaranty (Multicurrency), dated as of December 29, 2000, between iDLX Technology Partners Private Limited (Borrowers), eFunds Corporation (Guarantors) and Bank of America, N.A.


Various Capital Leases in the amount of $3,176,000 (see Attachment B).

                                   SCHEDULE 2

                              Existing Indebtedness


$15,000,000 Credit Agreement, dated as of December 29, 2000, between the Company and Bank of America, N.A. (to expire 9/28/01).

Various Security/Performance Bonds in the amount of $9,551,332 (see Attachment
A).

Various Capital Leases in the amount of $3,176,000 (see Attachment B).

$3,000,000 (CDN) lease Guaranty, dated as of March 26, 2001, between the Company and Onset Capital Corporation.

$1,500,000 Continuing Guaranty (Multicurrency), dated as of December 29, 2000, between iDLX Technology Partners Private Limited (Borrowers), eFunds Corporation (Guarantors) and Bank of America, N.A.

$4,000,000 Letter of Credit, dated as of December 29, 2000, for the benefit of The Department of Health, State of New York issued by Bank of America, N.A. (to expire 9/28/01).

                                   SCHEDULE 3

                         Subsidiaries and Joint Ventures

Name                                             Jurisdiction of Incorporation
----                                             -----------------------------
eFunds Corporation                               California
Analytic Research Technologies, Inc.             Minnesota
eFunds Canada, Inc.                              Canada
eFunds Government Services, Inc.                 Delaware
Chex Systems, Inc.                               Minnesota
eFunds Holding Limited                           United Kingdom
eFunds International Limited                     United Kingdom
Deposit Payment Protection Services, Inc.        Delaware
iDLX Corporation                                 Delaware
iDLX International B.V.                          Netherlands
iDLX Holdings N.V.                               Netherlands
eFunds IT Solutions Group, Inc.                  Delaware
eFunds International India Private Limited       India
eFunds Overseas, Inc.                            Minnesota
Access Cash International LLC (24%)              Delaware
